U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                   (Check One)
[]Form 10-K and Form 10-KSB []Form 20-F []Form 11-K [X]Form 10-Q and Form 10-QSB
                            [] Form N-SAR
         For Period Ended: March 31, 1997
         [ ] Transition Report on Form 10-K
         [ ] Transition  Report on Form 20-F
         [ ] Transition  Report on Form 11-K
         [ ] Transition  Report on Form 10-Q
         [ ] Transition Report on Form N-SAR
         For the Transition Period Ended:


     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:. Not Applicable
 ...............................................................................
Part I--Registrant Information

Full Name of Registrant:  Continental American Transportation, Inc.
 ...............................................................................
Former Name if Applicable:  Not Applicable.
 ...............................................................................
Address of principal Executive Office (Street and Number)
495 Lovers Lane Road, Calhoun, Georgia, 30701
 ...............................................................................
         City, State and Zip Code

Part II-Rules 12b-25 (b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

   X (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense; and
   X (b) The subject quarterly report on Form 10-QSB will be filed on or before May 20, 1997, the fifth calendar day following May 15, 1997, the prescribed due date.





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PART III--Narrative

The reasons Registrant's Quarterly Report on Form 10-QSB could not be filed by May 15, 1997, the prescribed due date therefor, are set forth on the attached letter of Timothy Holstein, President and Chief Executive Officer of Registrant, dated May 5, 1997.


PART IV--Other Information

(1)Name and telephone number of person to contact in regard to this notification
   Timothy Holstein, President/CEO               (706)              629-8682
 ...............................................................................
       (Name)                                 (Area Code)    (Telephone Number)

         (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s):
                                                   [X] Yes          [ ] No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?:

                                                   [ ] Yes          [X] No


                                      Continental American Transportation,Inc.
 ...............................................................................
                                  (Name of Registrant as specified in charter)
has caused this notification to be signed on behalf by the undersigned thereunto duly authorized


Date...May 5, 1997.....   By......s/Timothy Holstein...........................
                          Timothy Holstein, President - Chief Executive Officer

















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                    Continental American Transportation, Inc.
                              495 Lovers Lane Road
                             Calhoun, Georgia 30701
                                  (706)629-8682

                                   May 5, 1997


VIA EDGAR FILING
Filing Desk
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

                  RE: Continental American Transportation, Inc. Commission File No. 0-18279
                           Form 12b-25 re Form 10-QSB for Quarter Ended
                           March 31, 1997

Dear Ladies and Gentlemen:

         Pursuant to Rule 0-3 of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934, as amended (the "Act"), attached hereto for filing please find one (1) conformed signature copy of Form 12b-25 submitted herewith for filing pursuant to Rule 12b-25 of the Act.

                              PART III - NARRATIVE

         Please be advised that Registrant's accountants, managers and independent auditors have been engaged in preparing all of the portions of Registrant's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997, and will not be able to complete all of the portions contained in said Form 10-QSB on or before May 15, 1997, without incurring unreasonable expense and enduring unreasonable burdens in the preparation thereof.

         Registrant hereby undertakes to file the subject Form 10-QSB on or before May 20, 1997.

                                    Very truly yours,
                                    CONTINENTAL AMERICAN TRANSPORTATION, INC.

                                    By:   s/Timothy Holstein
                                           Timothy Holstein, President
                                           Chief Executive Officer







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